Exhibit 99.2

Unaudited pro forma condensed combined financial data

The following unaudited pro forma condensed combined financial statements and related notes present the financial statements of TTM Technologies, Inc. (“TTM”) and Viasystems Group, Inc. (“Viasystems”) as if the proposed acquisition of Viasystems by TTM (the “Merger”) had been consummated at earlier dates. The unaudited pro forma condensed combined balance sheet as of September 29, 2014 gives effect to the Merger as if it had been consummated on September 29, 2014. The unaudited pro forma condensed combined statements of operations for the for the year ended December 30, 2013, the nine months ended September 30, 2013, the nine months ended September 29, 2014, and the 12 months ended September 29, 2014 give effect to the Merger as if it had been consummated on January 1, 2013.

The unaudited pro forma condensed combined income statement for the 12 months ended September 29, 2014 has been derived by taking: (i) the unaudited pro forma condensed combined statement of operations for the year ended December 30, 2013, adding (ii) the unaudited pro forma condensed combined statement of operations for the nine months ended September 29, 2014, and then subtracting (iii) the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013.

The following unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting with TTM considered the acquirer of Viasystems. Accordingly, the consideration to be paid in the Merger ((1) $11.33 in cash, without interest, and (2) 0.706 of a share of TTM common stock, for each share of Viasystems common stock outstanding immediately prior to the effective time of the Merger (excluding each share of Viasystems common stock (a) held in treasury or that is owned, directly or indirectly, by a wholly owned subsidiary of Viasystems, TTM, or Vector Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TTM, and (b) held by a Viasystems stockholder who shall have demanded properly in writing appraisal for such shares of Viasystems common stock in accordance with the applicable provisions of the Delaware General Corporation Law) (the “Merger Consideration”)) has been allocated to assets and liabilities and noncontrolling interests of Viasystems based upon their estimated fair values as of the date of consummation of the Merger. Any amount of the Merger Consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed and noncontrolling interests will be recorded as goodwill in TTM’s balance sheet after the consummation of the Merger. As of the date hereof , TTM has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Viasystems assets to be acquired and the liabilities to be assumed and noncontrolling interests and the related allocation of purchase price, nor has TTM identified all adjustments necessary to conform Viasystems’ accounting policies to TTM’s accounting policies. A final determination of the fair value of Viasystems’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Viasystems that exist as of the date of consummation of the Merger and, therefore, cannot be made prior to that date. Additionally, the value of a portion of the Merger Consideration to be paid by TTM to consummate the Merger will be determined based on the trading price of TTM common stock at the time of the consummation of the Merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the following unaudited pro forma condensed combined financial statements. The preliminary purchase price allocation was based on TTM’s historical experience, data that was available through the public domain, and TTM’s limited due diligence review of Viasystems’ business. Until the Merger is consummated, both companies are limited in their ability to share information with the other. Upon consummation of the Merger, valuation work will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the purchase price allocation is finalized, which may not occur until one year after consummation of the Merger. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the following unaudited pro forma condensed combined financial statements, and the impact of any such changes in the purchase price allocation may have a material impact on the statement of operations.

The following unaudited pro forma condensed combined financial statements and related notes do not purport to represent what the actual consolidated results of operations or the consolidated balance sheet of TTM would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of TTM’s future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements are based upon currently available information and estimates and assumptions that TTM believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the consummation of the Merger. Key adjustments reflected in these unaudited pro forma condensed combined financial statements include the following:

•	the purchase price;

•	Viasystems’ net tangible and intangible assets at an amount equal to the preliminary estimates of their fair values;

•	amortization expense related to the estimated amortizable intangible assets;

•	the issuance of debt and related interest expense; and

•	the income tax effect related to the pro forma adjustments.

The historical financial information has been adjusted to give pro forma effect to events that are (1) directly attributable to the Merger, the entry into the agreements governing, and any borrowings under, a proposed $765.0 million senior secured term loan facility (the “Term Loan Facility”), a proposed $150.0 million senior secured asset-based revolving credit facility (the “ABL Facility,” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), and a proposed asset-based revolving credit facility with expected commitments of up to $150.0 million (the “Asia ABL Facility”), TTM’s proposed offering of up to $350.0 million in aggregate principal amount of senior secured notes due 2023 (the “Notes”), the performance of TTM’s obligations under an escrow agreement, and the use of proceeds therefrom, including the refinancing of the debt of Viasystems and a portion of TTM debt (the “Transactions”), (2) factually supportable, and (3) expected to have a continuing impact on the combined financial operating results of TTM and Viasystems. The unaudited pro forma condensed combined statements of operations do not reflect (1) any operating efficiencies, cost savings, or revenue enhancements that may be achieved by the combined company, and (2) certain nonrecurring expenses, such as potential cash and noncash restructuring charges, expected to be incurred in connection with achieving such operating efficiencies and cost savings, as well as costs relating to integration plans. The unaudited pro forma condensed combined financial data also assumes that TTM will finance the Merger through existing cash on hand at September 29, 2014, together with the net proceeds from the Notes offering and the Term Loan Facility.

TTM has preliminarily reviewed Viasystems’ accounting policies and determined that it will be necessary to harmonize differences in some policies. These unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies, although TTM does not believe the impact of these harmonization adjustments will be material.

The following unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of TTM and Viasystems.

The unaudited pro forma condensed combined financial data is presented for informational purposes only and does not purport to represent what the combined company’s actual combined balance sheet or combined statements of operations would have been had the Transactions actually occurred on the dates indicated, nor are they necessarily indicative of our future combined results of operations or combined financial condition. The unaudited pro forma condensed combined financial data should be read in conjunction with the notes accompanying such unaudited pro forma condensed combined financial data, as well as the audited and unaudited financial statements and related notes thereto incorporated by reference herein.

All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial data.

TTM operates on a 52 or 53 week year ending on the Monday nearest December 31. Viasystems uses a calendar accounting fiscal period. For 2013, TTM’s accounting period ended December 30, 2013, while Viasystems’ accounting period ended December 31, 2013. For 2014, TTM’s nine month accounting period ended September 29, 2014, while Viasystems’ accounting period ended September 30, 2014. No pro forma adjustments were made to reconcile the accounting periods, as TTM believes that the one-day difference is immaterial to the presentation of the operating results of the combined company.

Certain reclassifications have been made to Viasystems’ historical amounts to conform to TTM’s presentation.

Unaudited pro forma condensed combined balance sheet

As of September 29, 2014

(in thousands)	TTM	Viasystems	Pro forma adjustments	Note	Pro forma combined

ASSETS

Current assets:
Cash and cash equivalents	$248,708	$74,954	$(246,172)	(a)	$150,129
			1,115,000	(b)
			(904,637)	(c)
			(137,724)	(d)
Accounts receivable, net	270,295	211,203			481,498
Accounts receivable due from related parties	8,924	—			8,924
Inventories	151,638	134,806	13,988	(e)	300,432
Prepaid expenses and other current assets	38,516	38,939			77,455

Total current assets	718,081	459,902	(159,545)		1,018,438
Property, plant and equipment, net	793,680	417,951			1,211,631
Goodwill	12,110	151,283	88,353	(f)	251,746
Definite-lived intangibles, net	21,188	91,487	97,151	(g)	209,826
Deposits and other non-current assets	16,344	14,675	18,042	(d)	49,061

Total assets	$1,561,403	$1,135,298	$44,001		$2,740,702

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$182,038	$163,695			$345,733
Convertible senior notes, net	31,481	—			31,481
Short-term debt, including current portion of long-term debt	96,205	21,161	$7,650	(b)	7,650
			(117,361)	(c)
			(5)	(i)
Account payable due to related parties	19,884	—			19,884
Equipment payable	54,138	—			54,138
Accrued expenses and other current liabilities	83,001	108,550	9,906	(h)	182,043
			(20,049)	(d)
			635	(i)

Total current liabilities	466,747	293,406	(119,224)		640,929

Convertible senior notes, net	195,234	—			195,234
Long-term debt	177,600	613,487	1,107,350	(b)	1,107,350
			(790,457)	(c)
			(630)	(i)
Other long-term liabilities	11,912	41,959			53,871

Total long-term liabilities	384,746	655,446	316,263		1,356,455

Stockholders’ equity:
Common stock	83	209	15	(j)	98
			(209)	(k)
Additional paid-in-capital	585,221	2,398,983	115,492	(j)	700,713
			(2,398,983)	(k)
Retained earnings (deficit)	64,820	(2,223,259)	(85,673)	(d)	(20,853)
			2,223,259	(k)
Statutory surplus reserves	18,899	—			18,899
Accumulated other comprehensive income	40,887	6,939	(6,939)	(k)	40,887
Noncontrolling interest	—	3,574			3,574

Total stockholders’ equity	709,910	186,446	(153,038)		743,318

Total liabilities and stockholders’ equity	$1,561,403	$1,135,298	$44,001		$2,740,702

Unaudited pro forma condensed combined statement of operations

For the year ended December 30, 2013

(in thousands)	TTM	Viasystems	Pro forma adjustments	Note	Pro forma combined
Net sales	$1,368,215	$1,171,046			$2,539,261
Cost of goods sold	1,150,372	949,496	$79,254	(l)	2,179,122

Gross profit	217,843	221,550	(79,254)		360,139

Operating expenses:
Selling, general and administrative	143,073	100,505	8,806	(l)	252,384
Depreciation	—	88,060	(88,060)	(l)	—
Amortization of definite-lived intangibles	9,332	6,715	20,233	(m)	36,280
Restructuring charges	3,445	1,073			4,518
Impairment of long-lived assets	10,782	—			10,782
Gain on sale of assets	(17,917)	—			(17,917)

Total operating expenses	148,715	196,353	(59,021)		286,047

Operating income	69,128	25,197	(20,233)		74,092

Other income (expense):
Interest expense	(24,031)	(47,695)	(16,468)	(n)	(88,194)
Loss on extinguishment of debt	(10,743)	—			(10,743)
Other, net	5,418	5,983			11,401

Total other expense, net	(29,356)	(41,712)	(16,468)		(87,536)

Income (loss) before income tax	39,772	(16,515)	(36,701)		(13,444)
Income tax (provision) benefit	(15,879)	(11,095)	13,763	(o)	(13,211)

Net income (loss)	23,893	(27,610)	(22,938)		(26,655)
Net income attributable to noncontrolling interests	(2,016)	(610)	—		(2,626)

Net income (loss) attributable to stockholders	$21,877	$(28,220)	$(22,938)		$(29,281)

Unaudited pro forma condensed combined statement of operations

For the nine months ended September 30, 2013

(in thousands)	TTM	Viasystems	Pro forma adjustments	Note	Pro forma combined
Net sales	$1,002,104	$867,665			$1,869,769
Cost of goods sold	854,478	705,243	$59,124	(l)	1,618,845

Gross profit	147,626	162,422	(59,124)		250,924

Operating expenses:
Selling, general and administrative	104,606	77,886	6,569	(l)	189,061
Depreciation	—	65,693	(65,693)	(l)	—
Amortization of definite-lived intangibles	6,984	5,036	15,175	(m)	27,195
Restructuring charges	3,357	347			3,704
Impairment of long-lived assets	10,782	—			10,782
Gain on sale of assets	(17,917)	—			(17,917)

Total operating expenses	107,812	148,962	(43,949)		212,825

Operating income	39,814	13,460	(15,175)		38,099

Other income (expense):
Interest expense	(18,049)	(35,791)	(12,198)	(n)	(66,038)
Other, net	4,326	(2,664)			1,662

Total other expense, net	(13,723)	(38,455)	(12,198)		(64,376)

Income (loss) before income tax	26,091	(24,995)	(27,373)		(26,277)
Income tax (provision) benefit	(13,494)	(7,587)	10,265	(o)	(10,816)

Net income (loss)	12,597	(32,582)	(17,108)		(37,093)
Net income attributable to noncontrolling interests	(2,016)	(395)	—		(2,411)

Net income (loss) attributable to stockholders	$10,581	$(32,977)	(17,108)		$(39,504)

Unaudited pro forma condensed combined statement of operations

For the nine months ended September 29, 2014

(in thousands)	TTM	Viasystems	Pro forma adjustments	Note	Pro forma combined
Net sales	$934,805	$896,093			$1,830,898
Cost of goods sold	808,591	721,931	$59,235	(l)	1,589,757

Gross profit	126,214	174,162	(59,235)		241,141

Operating expenses:
Selling, general and administrative	97,953	82,342	6,582	(l)	186,877
Depreciation	—	65,817	(65,817)	(l)	—
Amortization of definite-lived intangibles	6,452	4,789	15,422	(m)	26,663
Restructuring charges	—	983			983
Impairment of long-lived assets	1,845	6,152			7,997

Total operating expenses	106,250	160,083	(43,813)		222,520

Operating income	19,964	14,079	(15,422)		18,621

Other income (expense):
Interest expense	(18,139)	(37,402)	(11,646)	(n)	(67,187)
Loss on Extinguishment of debt	(506)	—			(506)
Other, net	(1,532)	3,217			1,685

Total other expense, net	(20,177)	(34,185)	(11,646)		(66,008)

Loss before income tax	(213)	(20,106)	(27,068)		(47,387)
Income tax (provision) benefit	968	(9,230)	10,151	(o)	1,889

Net income (loss)	755	(29,336)	(16,917)		(45,498)
Net income attributable to noncontrolling interests	—	(634)	—		(634)

Net income (loss) attributable to stockholders	$755	$(29,970)	$(16,917)		$(46,132)

Unaudited pro forma condensed combined statement of operations

For the 12 months ended September 29, 2014

(in thousands)	TTM	Viasystems	Pro forma adjustments	Note	Pro forma combined
Net sales	$1,300,916	$1,199,474			$2,500,390
Cost of goods sold	1,104,485	966,184	$79,365	(l)	2,150,034

Gross profit	196,431	233,290	(79,365)		350,356

Operating expenses:
Selling, general and administrative	136,420	104,961	8,819	(l)	250,200
Depreciation	—	88,184	(88,184)	(l)	—
Amortization of definite-lived intangibles	8,800	6,468	20,480	(m)	35,748
Restructuring charges	88	1,709			1,797
Impairment of long-lived assets	1,845	6,152			7,997

Total operating expenses	147,153	207,474	(58,885)		295,742

Operating income	49,278	25,816	(20,480)		54,614

Other income (expense):
Interest expense	(24,121)	(49,306)	(15,916)	(n)	(89,343)
Loss on extinguishment of debt	(11,249)	—			(11,249)
Other, net	(440)	11,864			11,424

Total other expense, net	(35,810)	(37,442)	(15,916)		(89,168)

Income (loss) before income tax	13,468	(11,626)	(36,396)		(34,554)
Income tax (provision) benefit	(1,417)	(12,738)	13,649	(o)	(506)

Net income (loss)	12,051	(24,364)	(22,747)		(35,060)
Net income attributable to noncontrolling interests	—	(849)	—		(849)

Net income (loss) attributable to stockholders	$12,051	$(25,213)	$(22,747)		$(35,909)

Notes to unaudited pro forma condensed combined financial statements

(dollars in thousands)

Note 1. Basis of presentation

On September 22, 2014, TTM announced the proposed Merger. Under the terms of the Merger, Viasystems stockholders will receive approximately $246,172 in cash and approximately 15,340,000 shares of TTM common stock. Additionally, in connection with the consummation of the Merger, TTM will assume and expects to refinance Viasystems’ debt, which was approximately $630,837, net of premiums, as of September 29, 2014.

The preliminary purchase price of the Merger is approximately $992,516, estimated as follows (in thousands):

Value of TTM common stock to be issued	$115,507
Cash consideration	246,172
Assumption of Viasystems debt	630,837

Total	$992,516

Under the acquisition method of accounting, the purchase price will be allocated to the assets and liabilities of Viasystems based on the estimated fair value of assets acquired and liabilities assumed and noncontrolling interest at the date of consummation of the Merger. The preliminary allocation of the purchase price is summarized below (in thousands):

Current assets	$473,890
Property, plant, and equipment	417,951
Identifiable intangible assets, substantially all of which are customer relationships	188,638
Goodwill	239,636
Other assets	715
Current liabilities	(282,781)
Noncontrolling interest	(3,574)
Other liabilities	(41,959)

Total	$992,516

The value of the shares of TTM common stock used in determining the purchase price was $7.53 per share, the closing price of TTM common stock on December 31, 2014. If TTM’s stock price were to increase or decrease by $1.00, the purchase price would change by approximately $15.3 million; however, the number of shares of TTM common stock and the amount of cash TTM pays in the Merger would not change.

The determination of the allocation of the purchase price is preliminary, as the proposed Merger has not yet been consummated and additional information and analysis will be required to finalize the purchase price allocation. The final determination of the purchase price allocation will be based on the fair value of assets acquired, including fair values of other identifiable intangibles and the fair value of liabilities assumed and noncontrolling interests as of the date that the Merger is consummated. The excess purchase price over the fair value of identifiable assets acquired, liabilities assumed, and noncontrolling interests will be allocated to goodwill.

The final determination of the purchase price allocation is expected to be completed as soon as practicable following consummation of the Merger. The final amounts allocated to assets acquired, liabilities assumed, and noncontrolling interests could materially differ from the information presented in the unaudited pro forma condensed combined financial statements.

Note 2. Pro forma adjustments

Pro forma adjustments are necessary to reflect estimated preliminary amounts for (1) the purchase price, (2) Viasystems’ net tangible and intangible assets at an amount equal to the preliminary estimates of their fair values, (3) amortization expense related to the estimated amortizable intangible assets, (4) the issuance of debt and related interest expense, and (5) the income tax effect related to the pro forma adjustments.

There were no intercompany balances or transactions between TTM and Viasystems as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had TTM and Viasystems filed consolidated income tax returns during the periods presented. The pro forma combined provision for income taxes assumes the deferred income tax liability related to purchase price basis adjustments will be fully offset by existing Viasystems deferred tax assets via the partial release of the valuation allowance. The pro forma combined provision for income taxes also does not include the impact of potential reversals of the valuation allowance for deferred tax assets of Viasystems and TTM. The final determination of the Viasystems and TTM valuation allowance is dependent upon procedures that have yet to commence; therefore, the final amounts recorded at the date of consummation of the Merger could be material to the presentation of our financial statements. TTM is currently unable to estimate the impact of the deferred tax liability for international jurisdictions.

The historical financial information has been adjusted to give pro forma effect to events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) expected to have a continuing impact on the combined financial operating results of TTM and Viasystems. The unaudited pro forma condensed combined statements of operations do not reflect (1) any operating efficiencies, cost savings, or revenue enhancements that may be achieved by the combined company, and (2) certain nonrecurring expenses, such as potential cash and noncash restructuring charges, expected to be incurred in connection with achieving such operating efficiencies and cost savings, as well as costs relating to integration plans. The unaudited pro forma condensed combined financial data also assumes that TTM will finance the Merger through existing cash on hand at September 29, 2014, together with the net proceeds from the Notes offering and the Term Loan Facility. TTM and Viasystems are in the process of making these assessments, and estimates of these liabilities are not currently known.

TTM has not identified any material pre-acquisition contingencies deemed probable and that can be reasonably estimated. Prior to the final purchase price allocation, if information becomes available that would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

For purposes of these unaudited pro forma condensed combined financial statements, TTM has included as a component of the total Merger Consideration the amount in cash to be paid and the number of shares of TTM common stock to be issued in settlement of any employee share-based payment awards which will be deemed to automatically vest immediately prior to the effective time of the Merger. The final determination of the amounts paid with respect to such share-based payment awards to be attributed to pre-combination services or post-combination services is dependent upon procedures that have yet to commence; therefore, the final amounts recorded at the date of consummation of the Merger may differ from the information presented herein, and such differences could be material.

For purposes of this unaudited pro forma condensed combined financial data, TTM has assumed the carrying value of property, plant, and equipment approximates fair value. The final determination of fair value is dependent upon procedures and other studies that have yet to commence; therefore the final amounts recorded at the date of consummation of the Merger may differ from the information presented herein, and such differences could be material.

Pro forma condensed combined balance sheet adjustments

(a)	Reflects the transfer of cash and cash equivalents to finance the cash component of the Merger Consideration.

(b)	Reflects the receipt of borrowings from the Notes offering and the Term Loan Facility.

(c)	Reflects the use of the borrowing proceeds to (1) pay in full the $630,837, which is the carrying value of Viasystems’ outstanding borrowings, net of premiums, and (2) refinance $273,800 of TTM outstanding borrowings. For pro forma purposes, reflects the assumption that the repayment of existing debt will be contractually required.

(d)	Reflects the use of cash and cash equivalents to pay estimated transaction costs, costs to refinance Viasystems’ outstanding debt, and debt issuance costs. Specifically:

•	Estimated Merger-related costs in the amount of $27,750, which consist primarily of investment bank fees, legal fees, and other professional fees. These Merger-related costs will be expensed as incurred.

•	Estimated refinancing costs in the amount of $56,600. The refinancing costs will be expensed as incurred. For pro forma purposes, reflects the assumption that the payment of the refinancing costs will be contractually required.

•	Estimated debt issuance costs of $33,325 for the Senior Secured Credit Facilities and the Notes offering, including origination fees and initial purchasers’ discount, legal fees, other professional fees, and other miscellaneous fees, which are expected to be capitalized and reflected as a component of non-current assets in the unaudited pro forma condensed combined balance sheet.

•	Estimated payment of accrued interest in the amount of $20,049 in conjunction with the refinancing of the outstanding $600,000 aggregate principal amount of 7.875% Senior Secured Notes due 2019 issued by Viasystems, Inc., a subsidiary of Viasystems, other Viasystems debt, and TTM debt.

The reduction of retained earnings reflects the sum of (1) estimated Merger-related costs of $27,750, (2) estimated refinancing costs of $56,600, and (3) the write-off of debt issuance costs of TTM of $1,323.

The incremental debt issuance costs are comprised of the estimated debt issuance costs for the Senior Secured Credit Facilities and the Notes offering, less historical debt issuance costs of $13,960 for Viasystems and $1,323 for TTM. The TTM portion of historical debt issuance costs will be expensed.

(e)	Reflects adjustment of the historical Viasystems inventories to estimated fair value. Because this adjustment is directly attributable to the Merger and would not have an ongoing impact, it is not reflected in the unaudited pro forma condensed combined statements of operations. However, this inventory adjustment would impact cost of goods sold within the first 12 months after the effective date of the Merger and would thereby reduce gross margin.

(f)	Reflects the net addition of goodwill of $88,353 to record goodwill of $239,636 as a result of the Merger less the historical Viasystems goodwill of $151,283.

(g)	Reflects the estimated fair value of Viasystems identifiable intangible assets acquired (substantially all of which are expected to be customer relationships) of $188,638 as a result of the Merger, less the Viasystems historical net intangible assets of $91,487.

(h)	Reflects the employment contract obligations related to a change in control for Viasystems’ senior management, which is assumed to be paid within 12 months.

(i)	Represents Viasystems’ capital lease obligations in the amount of $630 included as a component of long-term debt and TTM’s capital lease obligations in the amount of $5 included as a component of short-term debt, which has been reclassified to a component of other accrued liabilities for presentation purposes only.

(j)	Reflects the estimated fair value of TTM common stock to be issued as part of the Merger Consideration.

(k)	Reflects the elimination of historical Viasystems retained earnings and other equity accounts.

Pro forma condensed combined statement of operations adjustments

(l)	Reflects the reclassification of Viasystems’ depreciation expense from total operating expenses to cost of goods sold and selling, general and administrative expense in order to conform to TTM’s presentation. The allocation of depreciation expense was estimated based on asset types and manufacturing use over their estimated useful lives.

(m)	Reflects incremental amortization of $20,233, $20,480, $15,422, and $15,175 for the year ended December 30, 2013, the last 12 months ended September 29, 2014, and for the nine months ended September 29, 2014 and September 30, 2013, respectively, for identified intangible assets based on the estimated fair values to be assigned to these assets as of consummation of the Merger. Substantially all of the intangible assets are expected to consist of customer relationships and, as a result, preliminary amortization expense was estimated to be recognized over seven years on a straight-line basis for pro forma purposes.

Assuming an aggregate weighted average useful life of seven years, and the amortization methods discussed above, for every additional $1,000 allocated to identified intangible assets, pre-tax earnings would decrease by $143 for both the year ended December 30, 2013 and the last 12 months ended September 29, 2014, and $107 for both the nine months ended September 29, 2014 and September 30, 2013.

(n)	Reflects incremental interest expense as follows:

	For the year ended	For the last 12 months ended	For the nine months ended
(in thousands)	December 30, 2013	September 29, 2014	September 30, 2013	September 29, 2014

Pro forma estimate of expense:
Contractual cash interest for Term Loan Facility and Notes offering	$69,200	$69,200	$51,900	$51,900
Amortization of debt issuance costs	4,843	4,843	3,632	3,632
Unused commitment fees on ABL Facility and Asia ABL Facility	1,125	1,125	844	844

	75,168	75,168	56,376	56,376

Less historical expense:
Viasystems	47,695	49,306	35,791	37,402
TTM	11,005	9,946	8,387	7,328

Incremental expense	$16,468	$15,916	$12,198	$11,646

Contractual cash interest represents estimated interest for the Notes offering and the Term Loan Facility at a weighted average rate of 6.21%. Debt issuance costs in the amount of $33,325 are to be amortized at a weighted average useful life of 6.9 years. Unused commitment fees are estimated using 3/8th percentage point on the unused portion of both the ABL Facility and the Asia ABL Facility. We do not currently expect to draw on either facility at the closing of the Merger.

The effect of a 1/8th percentage point variance in the weighted average interest rate on pre-tax earnings would be $1,394 for both the year ended December 30, 2013 and the last 12 months ended September 29, 2014, and $1,045 for both of the nine months ended September 29, 2014 and September 30, 2013.

Historical Viasystems debt and $273,800 of TTM debt consist of senior secured notes and bank loans at varying interest rates. For purposes of these pro forma condensed combined financial statements, estimated maturities of total pro forma combined long-term debt are as follows: $7,650 for each of the years 1 through 6 and the remaining outstanding balance due at maturity.

(o)	Represents the income tax effect of unaudited pro forma condensed combined statement of operations adjustments using an estimated statutory tax rate of 37.5% for the year ended December 30, 2013, the last 12 months ended September 29, 2014, and for the nine months ended September 29, 2014 and September 30, 2013, for adjustments to amortization and interest expense.